Exhibit 99.1

Independent Auditors’ Report

To the Board of Directors

SiVantage, Inc.

Opinion

We have audited the accompanying financial statements of SiVantage, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2024, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Subsequent Sale of Assets

We draw attention to Note 14 to the financial statements, which describes the Company’s sale of substantially all of its assets to Tenon Medical, Inc. on August 1, 2025. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

October 17, 2025

Independent Accountants’ Review Report

To the Board of Directors
SiVantage, Inc.

We have reviewed the accompanying financial statements of SiVantage, Inc. (the “Company”), which comprise the balance sheet as of June 30, 2025, the related statements of operations, stockholders’ equity (deficit) and cash flows for the six-month period then ended, and the related notes to the financial statements (collectively, the “financial statements”). A review includes primarily applying analytical procedures to management’s financial data and making inquiries of Company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountants’ Responsibility

Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of the Company and to meet our ethical responsibilities, in accordance with the relevant ethical requirements related to our review.

Accountants’ Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter – Subsequent Sale of Assets

We draw attention to Note 14 to the financial statements, which describes the Company’s sale of substantially all of its assets to Tenon Medical, Inc. on August 1, 2025. Our conclusion is not modified with respect to this matter.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
October 17, 2025

SiVantage, Inc.

Balance Sheets

(In thousands, except share data)

	December 31,	June 30,
	2024	2025
ASSETS		(Unaudited)
Current assets:
Cash	$208	$385
Accounts receivable	491	246
Accounts receivable from related parties	150	—
Inventory, net	97	76
Prepaid expenses and other current assets	32	96
Total current assets	978	803
Property and equipment, net	85	55
Intangible assets, net	136	339
Operating lease right-of-use assets	36	5
Other long-term assets	1	--
TOTAL ASSETS	$1,236	$1,202

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$53	$236
Accounts payable to related parties	281	280
Accrued expenses	371	589
Loans from shareholder (Note 6)	422	391
Current portion of operating lease liabilities	36	5
Total current liabilities	1,163	1,501
Total liabilities	1,163	1,501
Commitments and contingencies (Notes 7 and 9)
Stockholders’ equity (deficit):
Convertible preferred stock, $0.01 par value; 1,900,000 shares authorized at December 31, 2024 and June 30, 2025; 1,318,055 and 1,384,013 shares issued and outstanding at December 31, 2024 and June 30, 2025, respectively	2,267	2,422
Common stock, $0.01 par value; 11,100,000 shares authorized at December 31, 2024 and June 30, 2025; 8,100,000 shares issued and outstanding at December 31, 2024 and June 30, 2025	81	81
Additional paid-in capital	681	1,149
Common stock subscriptions receivable	(81)	(81)
Accumulated deficit	(2,875)	(3,870)
Total stockholders’ equity (deficit)	73	(299)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,236	$1,202

The accompanying notes are an integral part of these financial statements.

SiVantage, Inc.

Statements of Operations

(In thousands, except per share data)

	Year ended December 31, 2024	Six Months ended June 30, 2025
		(Unaudited)
Revenue	$1,039	$773
Cost of sales	324	123
Gross Profit	715	650

Operating Expenses
Sales and marketing	1,060	820
General and administrative	691	586
Research and development	481	240
Total Operating Expenses	2,232	1,646

Loss from Operations	(1,517)	(996)
Interest (expense) income, net	(1)	1
Net Loss	$(1,518)	$(995)
Net Loss Per Share of Common Stock
Basic and diluted	$(0.19)	$(0.12)

Weighted-Average Shares of Common Stock Outstanding
Basic and diluted	8,100	8,100

The accompanying notes are an integral part of these financial statements.

SiVantage, Inc.

Statements of Stockholders’ Equity (Deficit)

(In thousands, except share data)

For the year ended December 31, 2024:

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Subscriptions	Accumulated
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total
Balance at December 31, 2023	780,476	$1,045	8,100,000	$81	$279	$(81)	$(1,357)	$(33)
Stock-based compensation expense	—	—	—	—	402	—	—	402
Proceeds from issuance of preferred stock	537,579	1,222	—	—	—	—	—	1,222
Net loss	—	—	—	—	—	—	(1,518)	(1,518)
Balance at December 31, 2024	1,318,055	$2,267	8,100,000	$81	$681	$(81)	$(2,875)	$73

For the six months ended June 30, 2025 (unaudited):

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Subscriptions	Accumulated
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total
Balance at December 31, 2024	1,318,055	$2,267	8,100,000	$81	$681	$(81)	$(2,875)	$73
Stock-based compensation expense	—	—	—	—	468	—	—	468
Proceeds from issuance of preferred stock	65,958	155	—	—	—	—	—	155
Net loss	—	—	—	—	—	—	(995)	(995)
Balance at June 30, 2025	1,384,013	$2,422	8,100,000	$81	$1,149	$(81)	$(3,870)	$(299)

The accompanying notes are an integral part of these financial statements.

SiVantage, Inc.

Statements of Cash Flows

(In thousands)

	Year ended December 31, 2024	Six Months ended June 30, 2025
Cash Flows from Operating Activities		(Unaudited)
Net loss	$(1,518)	$(995)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	402	468
Depreciation and amortization	100	56
Amortization of operating right-of-use asset	65	31
Provision for obsolete inventory	46	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(445)	245
Inventory	(1)	21
Prepaid expenses and other assets	(6)	(64)
Other long-term assets	—	1
Accounts payable	22	(27)
Accounts payable to related parties	48	(1)
Accrued expenses	340	218
Operating lease liability	(65)	(31)
Net cash used in operating activities	(1,012)	(78)

Cash Flows from Investing Activities
Purchases of intangible assets	—	(19)
Cash used in investing activities	—	(19)

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock	972	305
Proceeds from issuance of loans from shareholder	257	4
Repayments on loans from shareholder	(21)	(35)
Net cash provided by financing activities	1,208	274

Net Increase in Cash	196	177

Cash at Beginning of Period	12	208
Cash at End of Period	$208	$385

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Issuance of preferred stock in exchange for reduction of shareholder loan payable	$100	$—
Issuance of preferred stock in exchange for accounts receivable from related parties	$150	$—
Capitalization of patent license rights recorded in accounts payable	$—	$210

The accompanying notes are an integral part of these financial statements.

SiVantage, Inc.

Notes to Financial Statements (in thousands, except share and per-share data)

1.  Organization and Business

Nature of operations

SiVantage, Inc. (the “Company”) was incorporated in the state of Delaware on February 27, 2023 and is a privately held startup company based in Tampa, Florida that offers a product to treat disorders of the sacroiliac joint (the “SI Joint”) using a single, robust, titanium implant for treatment of the most common types of SI Joint disorders that cause lower back pain. The Company has received U.S. Food and Drug Administration clearance for the SImmetry SI Fusion System and is currently focused on the US market. As described in Note 14, in August 2025, substantially all of the Company’s assets were acquired.

2.  Summary of Significant Accounting Principles

Basis of presentation

The accompanying financial statements for the year ended December 31, 2024 and for the six month period ended June 30, 2025 have been prepared on the accrual basis in accordance with generally accepted accounting principles as promulgated in the United States of America (“U.S. GAAP”).

Going concern uncertainty and liquidity requirements

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Due to the sale of substantially all of the Company’s assets on August 1, 2025 and the negotiation of the related royalties (see Note 14), the Company expects to have minimal expenses in the future and positive cash flows from the receipt of royalty payments in the future years. Based on the Company’s expected level of revenues and expenditures, the Company believes that its existing cash as of June 30, 2025 will provide sufficient funds to enable it to meet its obligations for a period of at least twelve months from the date of the filing of these financial statements.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, intangible assets, accrued liabilities, obsolescence of inventory and stock-based compensation.

Accounts receivable and expected credit losses

Accounts receivable are derived from products delivered to customers and are stated at their net realizable value. The Company records an allowance for estimated uncollectible accounts in an amount approximating anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. In determining the amount of the allowance, the Company considers its historical level of credit losses. The Company also makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations, and the Company assesses current economic trends that might impact the level of credit losses in the future. Historically, the Company has had no write-offs of accounts receivable and, as such, has not recorded an allowance for uncollectable accounts. Credit losses, if any, are recognized as an expense in the period in which they are identified. The Company’s allowance for expected credit losses was $0 at December 31, 2024 and June 30, 2025.

Inventory, net

Inventory is stated at lower of cost or net realizable value. The Company establishes the inventory basis by determining the cost based on standard costs approximating the purchase costs on a first-in, first-out basis. The excess and obsolete inventory is estimated based on quantities on hand, expectations of future demand and market conditions. Inventory write-downs are charged to cost of goods sold. During the year ended December 31, 2024, the Company recorded a reserve for obsolete inventory of $46. The Company did not record a reserve in the six months ended June 30, 2025. As of December 31, 2024 and June 30, 2025, inventory consisted of finished goods.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and consists entirely of custom instrument sets used for surgical placement of the Company’s products. Property and equipment are depreciated using the straight-line method over their estimated useful lives. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized. Deductions are made for retirements resulting from renewals or betterments.

Leases

The Company leases spaces in North Carolina and Florida. At the inception of a contract, the Company assesses whether that contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether the Company obtains the right to substantially all the economic benefit from the use of the asset throughout the term, and (3) whether the Company has the right to direct the use of the asset. At inception of a lease, the Company allocates the consideration in the contract to each lease and non-lease component based on the component’s relative stand-alone price to determine the lease payments. Lease and non-lease components are accounted for separately.

Leases are classified as either finance leases or operating leases based on criteria in accordance with Accounting Standards Codification (“ASC”) 842, Leases. The Company’s facility lease is classified as an operating lease. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the lease’s commencement date based on the present value of lease payments over the lease term. When a lease did not provide an implicit rate, the Company used its estimated incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. The Company has elected not to recognize ROU assets and lease liabilities for short-term operating leases that have a term of 12 months or less. Lease expense for operating leases is recognized on a straight-line basis over the lease term and is included in operating expenses in the statements of operations.

Long-lived assets

The Company regularly reviews the carrying value and estimated lives of all of its long-lived assets, including intangible assets and property and equipment, to determine whether indicators of impairment may exist that warrant adjustments to carrying values or estimated useful lives. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive undiscounted cash flow in future periods as well as the strategic significance of the assets to the Company’s business objectives. Based on those evaluations, the Company has not recorded any impairment of long-lived assets as of December 31, 2024 and June 30, 2025.

Income taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. Under this method, the Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect when the differences are expected to reverse. Valuation allowances are provided when necessary to reduce net deferred tax assets to the amount that is more likely than not to be realized. Based on the available evidence, the Company is unable, at this time, to support the determination that it is more likely than not that its deferred tax assets will be utilized in the future. Accordingly, the Company recorded a full valuation allowance as of December 31, 2024 and June 30, 2025. The Company intends to maintain valuation allowances until sufficient evidence exists to support its reversal.

Current income taxes are based upon the year’s income taxable for federal and state tax reporting purposes. Deferred income taxes are provided for certain income and expenses, which are recognized in different periods for tax and financial reporting purposes.

Revenue recognition

The Company’s revenue is derived from the sale of its products to medical groups and hospitals in the United States. Revenue is recognized when control is transferred to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for the goods or services, using the following five step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

The performance obligation is the Company’s delivery of the product and the completion of the surgery and therefore, revenue is recognized upon completion of the surgery, net of rebates and price discounts. The Company accounts for rebates and price discounts as a reduction to revenue. Sales prices are specified prior to the transfer of control to the customer, via either the customer contract, agreed price list, purchase order, or written communication with the customer. Significant judgement is required to determine the timing of the recognition of revenue at the completion of the surgery.

The Company offers its standard warranty to all customers and does not sell any warranties on a standalone basis. The Company’s warranty provides that its products are free of material defects and conform to specifications, and includes an offer to replace or refund the purchase price of defective products. This assurance does not constitute a service and is not considered a separate performance obligation.

Contract modifications generally do not occur during the performance of the Company’s contracts.

Payments received prior to satisfying the revenue recognition criteria are recorded as deferred revenue (contract liabilities) on the balance sheets. As of December 31, 2024 and June 30, 2025, the Company had no deferred revenue.

Sales commissions are recorded in sales and marketing expenses during the same period as the corresponding revenues.

Research and development

The Company engages in improving existing products and new product development efforts. Research and development expenses relating to these efforts are expensed as incurred.

Stock-based compensation

The Company accounts for all stock-based compensation awards using a fair-value method on the grant date and recognizes the fair value of each award as an expense over the requisite service period.

The Company recognizes compensation costs related to stock options granted to employees and consultants based on the estimated fair value of the awards on the date of grant. The Company estimates the grant date fair value using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards.

The Black-Scholes option-pricing model requires the use of subjective assumptions to determine the fair value of stock-based awards. These assumptions include:

Expected Term—The expected term represents the period that stock-based awards are expected to be outstanding. The expected term for option grants is determined using the simplified method as the Company does not have significant stock option exercises in its history. The simplified method deems the expected term to be the midpoint between the vesting date and the contractual life of the stock-based awards.

Expected Volatility—Since the Company is not publicly held, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the life cycle, or area of specialty.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury zero coupon rates in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividends—The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, an expected dividend yield of zero is used.

The Company accounts for forfeitures as they occur.

The Company’s board of directors intends all options granted to be exercisable at a price per share not less than the per share fair value of its common stock underlying those options on the date of grant.

Net loss per share

Basic net loss per share is based upon the weighted-average number of common shares outstanding. Diluted net loss per share is based on the assumption that all potential common stock equivalents (convertible preferred stock and stock options) are converted or exercised. The calculation of diluted net loss per share excludes potential common stock equivalents if the effect is anti-dilutive. For the periods presented, the Company’s weighted-average common shares outstanding for basic and diluted are the same because the effect of the potential common stock equivalents is anti-dilutive.

The Company had the following potentially dilutive common stock equivalents as of December 31, 2024 and June 30, 2025, which were excluded from the calculation because their effect was anti-dilutive.

	December 31, 2024	June 30, 2025
		(Unaudited)
Outstanding options	1,421,981	1,635,481
Outstanding Convertible Preferred Shares	1,318,055	1,384,013
Total	2,740,036	3,019,494

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures, which requires additional tax disclosures about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. This guidance will be effective on a prospective basis, with the option to apply it retrospectively, for fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of adopting this new accounting guidance.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which requires additional disclosure of specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance.

3.  Property and Equipment, net

Property and equipment, net, consisted of the following:

	December 31, 2024	June 30, 2025
		(Unaudited)
Instrument sets	$180	$180
Less: accumulated depreciation	(95)	(125)
Property and equipment, net	$85	$55

Depreciation expense was $60 and $30 for the year ended December 31, 2024 and the period ended June 30, 2025, respectively.

4. Intangible Assets, net

Intangible assets, net relate to patents, trademarks and customer lists acquired at the time of the Company’s purchase of the SImmetry assets. Intangible assets were initially valued based on their estimated fair value on the date of acquisition and are being amortized on a straight-line basis over estimated useful lives of 10-18 years for patents and 3 years for customer lists. Trademarks have an indefinite life.

Intangible assets as of December 31, 2024 consist of the following:

	Gross Value	Accumulated Amortization	Net Value
Patents	$90	$(11)	$79
Customer list	100	(53)	47
Total amortizable intangible assets	190	(64)	126
Trademarks	10	—	10
Total	$200	$(64)	$136

Intangible assets as of June 30, 2025 consist of the following (Unaudited):

	Gross Value	Accumulated Amortization	Net Value
Patents	$319	$(21)	$298
Customer list	100	(69)	31
Total amortizable intangible assets	419	(90)	329
Trademarks	10	—	10
Total	$429	$(90)	$339

Amortization expense was $40 and $26 for the year ended December 31, 2024 and the six months ended June 30, 2025, respectively. As of December 31, 2024, and June 30, 2025, there was no impairment of the intangible assets.

As of December 31, 2024 and June 30, 2025, future amortization of amortizable intangible assets is as follows:

	As of December 31, 2024	As of June 30, 2025
		(Unaudited)
2025	$40	$32
2026	21	45
2027	7	31
2028	7	31
2029	7	31
Thereafter	44	159
	$126	$329

5. Accrued Expenses

Accrued expenses consisted of the following:

	December 31, 2024	June 30, 2025
		(Unaudited)
Accrued commissions to related parties	$290	$492
Accrued commissions	27	17
Accrued expenses to related parties	10	14
Other accrued expenses	44	66
Total accrued expenses	$371	$589

6. Loans from Shareholder

From February 2023 through February 2025, the Company received short-term financing from a shareholder to provide liquidity for operations. The loans were made pursuant to an informal arrangement and are unsecured and non-interest-bearing. The proceeds were used primarily to fund working-capital needs and other general corporate purposes. During the life of the loans, certain repayments have been made from time to time.

During the year ended December 31, 2024, the Company received financing of $257, made repayments of $21 and $100 was exchanged for shares of the Company’s preferred stock. The balance of the loans at December 31, 2024 was $422.

During the six months ended June 30, 2025, the Company received financing of $4 and made repayments of $35. The balance of the loans at June 30, 2025 was $391. See Note 13.

7. Leases

During the year ended December 31, 2024 and the six-month period ended June 30, 2025, the Company had operating leases for a facility in North Carolina and for office space in Tampa, Florida, both of which were capitalized under ASC 842, in addition to a short-term office lease in Melbourne, Florida that qualified for the short-term lease exemption. The Tampa lease expired in April 2025 and was not renewed. The Melbourne lease ended in February 2025. The North Carolina lease, which was with a related party, was terminated in July 2025 in connection with the sale of substantially all assets to Tenon Medical, Inc. (see Note 14).

Operating lease cost, which includes short-term lease expense, was approximately $76 for the year ended December 31, 2024 and $36 for the six months ended June 30, 2025.

Supplemental balance sheet information related to leases was as follows:

	December 31,	June 30,
	2024	2025
		(Unaudited)
Operating lease right-of-use asset	$36	$5

Operating lease liability, current	$(36)	$5

Future maturities of operating lease liabilities as of December 31, 2024 were as follows:

2025	$36

Future maturities of operating lease liabilities as of June 30, 2025 were as follows:

2025	$5

Other information:

Cash paid for operating leases for the year ended December 31, 2024	$76
Cash paid for operating leases for the six months ended June 30, 2025 (unaudited)	$37
Weighted-average remaining lease term - operating leases (in years) as of December 31, 2024	0.56
Weighted-average remaining lease term - operating leases (in years) as of June 30, 2025 (unaudited)	0.08
Weighted-average discount rate	10.0%

8. Stockholders’ Equity

The Company’s current Certificate of Incorporation authorizes the issuance of 11,100,000 shares of common stock and 1,900,000 shares of preferred stock.

Convertible Preferred Stock

In accordance with its Certificate of Incorporation, the Company issued convertible preferred stock to certain investors from April 2023 through April 2025. Each share of convertible preferred stock is convertible, at any time after the date of issuance, at the option of the holder thereof, into a share of the Company’s common stock. The conversion price per share will be adjusted for, among other things, stock splits and combinations of stock, certain dividends and distributions, and mergers and reorganizations, in each case subject to certain enumerated exceptions.

Each issued and outstanding share of convertible preferred stock entitles the holder to fully participate in all shareholder meetings and to cast one vote on each matter proportionate with the number of shares held.

In the event of any liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and before any distribution is made to the holders of the Company’s common stock, each holder of shares of convertible preferred stock will be entitled to receive, out of the net assets of the Company, an amount per share equal to the amount initially paid for such share of convertible preferred stock, subject to certain equitable adjustments in the event of a stock split or other similar event.

Stock-based Compensation Expense

Compensation expense for the year ended December 31, 2024 and the six months ended June 30, 2025 includes the portion of awards vested in the periods for all equity-based awards granted, based on the grant date fair value as estimated using a Black-Scholes option valuation model. The fair value of the awards granted was determined using the following weighted-average assumptions:

	Year ended December 31, 2024	Six Months ended June 30, 2025
		(Unaudited)
Expected volatility	63.06%	57.83%
Dividend yield	0%	0%
Risk-free interest rate	4.25%	4.25%
Expected term in years	3.74	2.0

The estimated fair value of the Company’s common stock on the date of grant was determined by management and considered the price per share of the Company’s preferred stock that was sold for cash to unrelated parties. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company in accordance with authoritative guidance.

A summary of the Company’s share option activity is as follows:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (In Years)
Balance as of December 31, 2023	1,000,000	$1.00
Granted	721,981	$1.00
Cancelled	(300,000)	$1.00
Balance as of December 31, 2024	1,421,981	$1.00	4.07
Granted (Unaudited)	213,500	$1.00
Cancelled (Unaudited)	—	—
Balance as of June 30, 2025 (Unaudited)	1,635,481	$1.00	3.89
Exercisable at December 31, 2024	780,290	$1.00	4.02
Exercisable at June 30, 2025 (Unaudited)	1,116,164	$1.00	3.93

The weighted-average grant-date fair value of options granted during the year ended December 31, 2024 was $1.11. The weighted-average grant-date fair value of options granted during the six months ended June 30, 2025 was $1.50. The aggregate intrinsic value of outstanding options at December 31, 2024 was $1,920. The aggregate intrinsic value is equal to the difference between the exercise price of the underlying option and the estimated fair value of the Company’s common stock for in-the-money options.

As of December 31, 2024, total compensation cost not yet recognized related to unvested options was $402, which is expected to be recognized over a weighted-average period of 1.85 years. As of June 30, 2025, total compensation cost not yet recognized related to unvested options was $255, which is expected to be recognized over a weighted-average period of 1.63 years.

The following table sets forth stock-based compensation expense recognized:

	Year ended December 31, 2024	Six Months ended June 30, 2025
		(Unaudited)
Cost of goods sold	$9	$9
Sales and marketing	76	225
General and administrative	208	200
Research and development	109	34
Total stock-based compensation expense	$402	$468

At December 31, 2024 and June 30, 2025, there were 1,578,019 and 1,364,519 shares available for issuance, respectively.

9. Commitments and Contingencies

In the normal course of business, the Company may be named as a defendant in various lawsuits. The Company monitors any such lawsuits and potential liability and will record reserves when a potential loss is deemed to be probable.

10. Concentrations of Risk

Credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

Cash balances are held in U.S. financial institutions which are secured by the Federal Deposit Insurance Corporation. At times, balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalents.

The Company grants unsecured credit to its customers based on an evaluation of the customer’s financial condition and a cash deposit is generally not required. Management believes its credit policies do not result in significant adverse risk and historically has not experienced significant credit-related losses.

11. Income Taxes

A reconciliation of the expected tax computed at the U.S. statutory federal income tax rate to the total provision for income taxes for the year ended December 31, 2024 is as follows:

Statutory rate	(21)%
State taxes, net of federal benefit	(4)%
Change in valuation allowance	25%
Provision for taxes	--

Significant components of the Company’s net deferred tax assets at December 31, 2024 are as follows:

Deferred tax assets:
Net operating loss carryforwards	$604
Valuation allowance	(604)
Net deferred tax assets	$--

In assessing the realizability of deferred tax assets at December 31, 2024, management considered whether it is more likely than not that some portion or all of the deferred tax assets will be realized, and determined that a valuation allowance was required for those deferred tax assets that are not expected to provide future tax benefits. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

At December 31, 2024 and June 30, 2025, the Company had available net operating loss carryforwards of approximately $2,875 and $3,870, respectively, for federal income tax purposes, all of which can be carried forward indefinitely under the Tax Cuts and Jobs Act.

The Company has not completed a study to determine whether any ownership change per the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions, has occurred. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders. Utilization of the Company’s net operating loss and income tax credit carryforwards may be subject to a substantial annual limitation due to ownership changes that may have occurred or that could occur in the future. These ownership changes may limit the amount of the net operating loss and income tax credit carryover that can be utilized annually to offset future taxable income.

12. Reportable Segment

The Company operates in one business segment, the SI Joint segment. The SI Joint segment derives revenue from the sale of the SImmetry SI Fusion System which is the Company’s only product. The accounting policies of the SI Joint segment are the same as those described in the summary of significant accounting principles in Note 2. The chief operating decision maker, which is the Company’s Chief Executive Officer, assesses the performance of the SI Joint segment and decides how to allocate resources based on the results of operations, which is reported in the statements of operations. The measure of segment assets is reported on the balance sheet as total assets.

The chief operating decision maker uses net loss to evaluate cash flows generated from segment assets in deciding whether to continue investing in the segment. Net loss is used to monitor budget versus actual results, to prepare operating budgets, and to assess the performance of the segment and in establishing management compensation.

The following table presents selected financial information for the Company’s single business segment:

	Year ended December 31, 2024	Six Months ended June 30, 2025
		(Unaudited)
Revenue	$1,039	$773
Less:
Cost of sales	324	123
Sales and marketing	1,060	820
General and administrative	691	586
Research and development	481	240
Other (income) expenses, net	1	(1)
Net loss	$(1,518)	$(995)

13. Related Party Transactions

In the course of business, the Company has entered into various transactions with related parties.

Commissions

Certain of the Company’s sales commissions are paid to shareholders and entities owned by shareholders. The terms for these commissions are consistent with the Company’s normal commission rate. Total commissions paid to related parties in 2024 were $362 and accrued commissions at December 31, 2024 were $290. Total commissions paid to related parties in the six months ended June 30, 2025 were $287 and accrued commissions at June 30, 2025 were $492.

Inventory Management and Fulfilment

The Company pays inventory fulfilment expenses to an entity owned by shareholders. Fulfilment expenses paid to related parties during 2024 were $49. Fulfilment expenses paid to related parties during the six months ended June 30, 2025 were $16.

Rent

The Company pays rent to an entity which is owned by a shareholder. Rent paid to related parties in 2024 was $58. Rent paid to related parties in the six months ended June 30, 2025 was $29.

Accounts Payable

Total accounts payable to related parties due to any of the above operating activities was $281 at December 31, 2024 and $280 at June 30, 2025.

Subscribed Stock

The Company has receivables from shareholders for subscribed common stock in the amounts of $81 at December 31, 2024 and June 30, 2025. The Company has not entered into any formal arrangements with these shareholders.

Accounts Receivable

The Company has accounts receivable due from related parties related to unfunded preferred stock subscriptions of $150 at December 31, 2024 (which were paid in March 2025) and $0 at June 30, 2025.

Loan from Shareholder

The Company has a loan from a shareholder in the amount of $422 at December 31, 2024 and $391 at June 30, 2025. The Company has not entered into any formal arrangement with the shareholder regarding this non-interest bearing loan.

14. Subsequent Events

On August 1, 2025 (the “Closing Date”), the Company entered into an asset purchase agreement (the “APA”) by and between the Company and Tenon Medical, Inc. (“Tenon”), pursuant to which Tenon acquired substantially all of the assets of the Company, including the assignment of its intellectual property related to sacropelvic fixation and fusion procedures (the “SI Products”), and assumed certain of its current liabilities and contract obligations, as set forth in the APA (the “SImmetry Sale”). The SImmetry Sale closed on the Closing Date.

On the Closing Date, the Company received, as consideration, the purchase price consisting of: (i) $750,000 in cash; (ii) 710,300 shares of Tenon’s common stock, of which 473,533 are to be held by Tenon for a period of one-year as security to satisfy any indemnification claims against the Company in accordance with the APA (the “Pledged Shares”); (iii) a royalty equal to 15% of the sales of all SI Products during the one-year period following the Closing Date and 10% of the sales of all SI Products during the following four-year period, subject to a cap of $5.0 million; and (iv) a deferred cash payment of up to a maximum of approximately $1.3 million in the event that all of the currently issued and outstanding warrants of Tenon are exercised (which deferred cash payment will be made pro rata based on the actual number of warrants exercised). In addition, upon Tenon achieving certain future net revenue milestones of the SI Products during the three-year period following the Closing Date, Tenon may issue up to an additional 867,356 shares of its common stock (the “Earnout Shares”), as more fully described below.

Earnout Shares

During the three-year period following the Closing Date, Tenon shall issue the Company additional shares of its common stock with respect to the achievement of the milestones set forth below:

1)	upon Tenon having $1.0 million in aggregate sales of the SI Products after the Closing Date, Tenon shall issue the Company an additional 276,228 shares of its common stock;

2)	upon Tenon achieving $10.0 million in aggregate sales of the SI Products after the Closing Date, Tenon shall issue the Company an additional 276,228 shares of its common stock; and

3)	upon Tenon achieving $20.0 million in aggregate sales of the SI Products after the Closing Date, Tenon shall issue the Company an additional 314,900 shares of its common stock.

Certain Covenants

The Company has agreed to, among other things (i) certain non-compete clauses in the APA that continue for a period of five (5) years after the Closing Date, (ii) cooperate with Tenon in the preparation of the financial statements of the SImmetry Business, and (iii) the lock-up of the Pledged Shares as long as they are pledged.

Indemnification

The Company has indemnified Tenon and its affiliates against all losses incurred by Tenon and its affiliates arising out of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Company contained in the APA or the agreement providing for the pledge of the Pledged Shares;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to the APA or any ancillary documents or any certificate or instrument delivered by or on behalf of the Company pursuant to the APA;

(c)	any asset or liability of the Company excluded from the SImmetry Sale;

(d)	any third-party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Company or any of its affiliates (other than the purchased assets or assumed liabilities) conducted, existing or arising on or prior to the Closing Date;

(e)	any actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Company expressly for use in connection with the registration statement; or

(f)	any violation by the Company of, or failure by the Company to comply with, applicable laws relating to the classification of employees and independent contractors prior to the Closing Date.

Tenon has indemnified the Company and its affiliates against all losses incurred by the Company and its affiliates arising out of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Tenon contained in the APA;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Tenon pursuant to the APA;

(c)	any liability assumed by Tenon in the SImmetry Sale; or

(d)	(1) any untrue or alleged untrue statement of a material fact contained in the registration statement, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (2) any violation or alleged violation by Tenon of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or any state securities law, or any rule or regulation thereunder, in connection with the registration statement; provided, however, Tenon is not liable for any losses under this clause (d) to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Company or any of its affiliates expressly for use in connection with such registration statement.

The indemnification under the APA is subject to the following limitations:

(a)	Aggregate claims for any indemnified party must exceed $25,000;

(b)	Indemnification claims paid by the Company shall not exceed the value of the Pledged Shares as determined under the APA and the pledge on such shares terminates twelve (12) months after the Closing Date;

(c)	The limitations described above shall not apply to the breach by the Company or SI of any Fundamental Representations (as defined in the APA); and

(d)	The representations and warranties of Tenon and the Company shall generally survive for twelve (12) months after the Closing Date, except that Fundamental Representations survive until ninety (90) days following the expiration of the applicable statute of limitations (giving effect to any extensions thereof) and the intellectual property representations of the Company shall survive for twenty-four (24) months after the Closing Date.

Except (i) in the case of fraud or criminal or willful misconduct, (ii) for equitable remedies, or (iii) as otherwise specifically provided for in the APA, the indemnification described above is the sole and exclusive remedy of Tenon or the Company for any charge, claim, cause of action or right relating to any breach of any representation, warranty, obligation or covenant contained in or made pursuant to the APA.

The APA includes representations, warranties and covenants by SI and the Company and standard closing conditions customary for this type of transaction.

Management evaluated subsequent events through October 17, 2025, the date the financial statements were available to be issued, and determined that no additional events required adjustment to or disclosure in the financial statements.